Exhibit 99

    The Allied Defense Group Establishes an $18 Million Senior Debt Facility

               New Facility Enhances Liquidity and Flexibility

    VIENNA, Va., June 2 /PRNewswire-FirstCall/ -- The Allied Defense Group, Inc. (Amex: ADG) announces it has closed on an $18 million credit facility to provide committed funds for acquisitions and working capital.
    The financing was agented by Patriot Capital Funding, Inc. of Westport, Connecticut, and is structured to provide Allied Defense with capital to support its acquisition strategy.
    Major General (Retired) John G. Meyer, Jr., Chief Executive Officer and President of Allied Defense, said, "We are pleased to have completed this new financing arrangement with Patriot Capital Funding. This credit facility balances out our capital structure, gives the Company access to a very flexible funding facility, and provides us with access to the additional capital needed to support our near-term growth strategy. Our short term plan is to use these funds to further our corporate goal of expanding our U.S. business base within the defense and security markets."
    "Patriot has arranged for Allied its first ever U.S.-based senior credit facility, and our intention is to put this capital to work over the next 18 months," said Charles Hasper, Chief Financial Officer of The Allied Defense Group.
    Source Capital Ltd., a growth advisory and investment-banking firm headquartered in Pittsburgh, Pennsylvania, represented Allied in this transaction.

    About The Allied Defense Group, Inc. (formerly Allied Research
Corporation)
    The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

           For more information, please visit the Company web site:
                      http://www.allieddefensegroup.com.
    About Patriot Capital Funding, Inc.
    Patriot Capital Funding, Inc. ("Patriot") is a specialty finance company which provides customized financing solutions for middle market companies in a variety of industries. Patriot's products include senior secured loans, junior secured loans, mezzanine/subordinated loans, and acquisition lines. Patriot provides flexible, cash flow-based financing solutions for LBOs, acquisitions, debt refinancings, recapitalizations and growth financings.

            For more information, please visit Patriot's website:
                           http://www.pat-cap.com.

    Certain statements contained herein are "forward looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

        For More Information, Contact:
        Crystal B. Leiderman (Bedwell)
        Manager, Investor Relations
        800-847-5322
        Jim Drewitz, Investor Relations
        972-355-6070

SOURCE  The Allied Defense Group, Inc.
    -0-                             06/02/2004
    /CONTACT: Crystal B. Leiderman (Bedwell), Manager, Investor Relations, +1-800-847-5322, or Jim Drewitz, Investor Relations, +1-972-355-6070, both of the Allied Defense Group, Inc./
    /Web site:  http://www.allieddefensegroup.com
                http://www.pat-cap.com/
    (ADG)

CO:  Allied Defense Group, Inc.; Patriot Capital Funding, Inc.; Source Capital
     Ltd.
ST:  Virginia, Connecticut, Pennsylvania
IN:  ARO
SU:  FNC